Exhibit 10(f)
AMENDMENT TO
EMPLOYMENT AGREEMENT
BY AND BETWEEN
FRANKLIN SAVINGS AND LOAN COMPANY
AND
THOMAS H. SIEMERS
     This Amendment (this “Amendment”) to the Employment Agreement (“Agreement”) by and between Franklin Savings and Loan Company (“Employer”) and Thomas H. Siemers (“Employee”), effective as of October 23, 2000, is effective as of the 30th day of December, 2008.
RECITALS
     WHEREAS, the Employer and the Employee previously entered into the Agreement with a term ending on July 1, 2011, as extended by the Employer pursuant to an Employment Agreement Extension effective March 31, 2008; and
     WHEREAS, the Employer and the Employee desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, effective as of the date first set forth above.
AMENDMENT
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee hereby agree as follows:
1.	Section 3(d)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:
(i) In the event of the disability (as hereinafter defined) of the Employee, this Agreement shall terminate, in which event the Employee shall thereafter be entitled to receive a monthly disability benefit equal to seventy-five percent (75%) of his monthly salary at the time he became disabled. Payment of such disability benefit shall continue for twelve (12) consecutive months, after which the monthly benefit shall be reduced to fifty percent (50%) of the Employee’s monthly salary at the time he became disabled. The payment of disability benefits under this Section 3(d) shall cease upon the earlier of (A) the death of the Employee, and (B) the end of the Employment Term. Any amounts payable under this Section 3(d) shall be reduced by any amounts paid to the Employee under any other disability program maintained by the Employer.
2.	Section 3(d)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:

(iii) As used in this Agreement, the term “disability” shall mean the Employee is: (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Employer; or (C) determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.
3.	Section 3(f) of the Agreement is hereby amended by the adding the following to the end thereof:
Any payment or reimbursement pursuant to this Section 3(f) shall made by no later than the fifteenth day of the third month of the taxable year following the taxable year of the Employee in which the expense being paid or reimbursed was incurred.
4.	Section 4(a)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:
(i) The Employer shall promptly, but in no event later than sixty (60) days following the Employee’s termination, pay to the Employee or to his beneficiaries, dependents or estate an amount equal to three times the Employee’s “average annual compensation” as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (“Code”).
5.	Section 4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
(b) Termination without Change of Control. In the event that the Employer terminates the employment of the Employee for any reason other than Just Cause, and the termination is not in connection with a Change of Control pursuant to Section 4(a) of this Agreement, the Employer shall be obligated to (i) promptly, but in no event later than 60 days following the Employee’s termination, pay to the Employee, his designated beneficiaries or his estate, an amount equal to his monthly salary, determined pursuant to Section 3(a) of this Agreement as of the date of termination until the end of the Employment Term; and (ii) provide to the Employee, his eligible dependents and beneficiaries, at the Employer’s expense, group health benefits, hospitalization and disability benefits substantially equal to those being provided to the Employee at the date of termination of his employment, to the extent permitted under the terms of such plans, until the earliest to occur of: (A) the first anniversary of the effective date of the Employee’s termination, or (B) the Employee is included in another employer’s plans providing comparable benefits and coverage; and (iii) pay all directors’ fees to which Employee would otherwise have been entitled if he had remained a director of the Employer or of any parent or subsidiaries of the Employer for a period thirty six (36) months following the date of his termination, in a lump-sum within sixty (60) days following the date of his termination.
6.	New Section 4(g) is hereby added to the Agreement as follows:
(g) Reimbursement or Payment of Certain Expenses. Notwithstanding the foregoing, (i) any amounts or benefits that will be paid or provided under Section 4(a)(ii) or 4(b)(ii) with respect to group health or hospitalization benefits after completion of the time period described in Treasury Regulation §1.409A-1(b)(9)(v)(B), and (ii) any amounts or benefits that will be paid or provided under Section 4(a)(ii) or 4(b)(ii) with respect to disability insurance coverage shall be subject to the following: (A) the amount of expenses eligible for reimbursement, or benefits provided, during any taxable year of the Employee may not affect the expenses eligible for reimbursement, or benefits to be provided, to the Employee in any other taxable year; (B) the reimbursement of any eligible expense must be made on or before the last day of the Employee’s taxable year following the Employee’s taxable year in which the expense was incurred; and (C) the right to reimbursement or benefits is not subject to liquidation or exchange for another benefit.
7.	New Section 4(h) is hereby added to the Agreement as follows:
(h) Definition of “Termination”. For purposes of this Agreement, no payment on account of the Employee’s “termination” shall be made pursuant to this Agreement unless such termination also constitutes a “separation from service” within the meaning of Section 409A of the Code by Employee from the Employer and all entities with whom the Employer would be treated as a single employer under Sections 414(b) and (c) of the Code.
8.	New Section 4(i) is hereby added to the Agreement as follows:
(i) 6-Month Delay for Certain Payments. Notwithstanding the foregoing, if the Employee is a “specified employee” of the Employer (within the meaning of Section 409A of the Code and as determined under the Employer’s policy for determining specified employees) on the date of his termination and the Employee is entitled to a payment and/or benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2) of the Code, then such payment or benefit shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the Employee’s date of termination (or, if earlier, the Employee’s death). The first payment that can be made following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Section 409A(a)(2)(B)(i) of the Code.

9.	Section 5(a) of the Agreement is hereby amended by adding the following sentence to the end thereof:
To the extent that applicable law requires that payments of deferred compensation subject to Section 409A of the Code be delayed, such payment shall be made on the earliest date that the Employer reasonably believes that payment will comply with applicable law.
10.	New Section 16 is hereby added to the Agreement as follows:
16. Section 409A of the Code. The parties intend that this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code, as applicable, and, to the maximum extent permitted by law, shall administer, operate and construe this Agreement accordingly. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Employee. The Company shall have no liability in the event this Agreement fails to comply with the requirements of Section 409A of the Code.
     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first set forth above.

EMPLOYER		EMPLOYEE

FRANKLIN SAVINGS AND LOAN COMPANY		/s/ Thomas H. Siemers

		Thomas	H. Siemers

By:	/s/ Gretchen J. Schmidt

Printed Name: Gretchen J. Schmidt Its: President